Exhibit 23(B)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Old Republic International Corporation, dated December 12, 2023, of our report dated June 29, 2023, with respect to the statements of net assets available for benefits of the ORI 401(k) Savings and Profit Sharing Plan as of December 31, 2022 and 2021, the related statements of changes in net assets available for benefits for the years then ended, and the schedule of assets (held at end of year) as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of the ORI 401(k) Savings and Profit Sharing Plan.

                                                  /s/ Mayer Hoffman McCann P.C.

Minneapolis, Minnesota
December 12, 2023